Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY INITIATES CLINICAL DEVELOPMENT OF ITS FOURTH DRUG

CANDIDATE AND ANNOUNCES 2009 FINANCIAL RESULTS

- Clinical Investigation Initiated for IPI-940 with Broad Potential in Neuropathic and Inflammatory Pain -

- Financially Strong with Sufficient Capital to Fund Its Operating Plan into 2013 -

CAMBRIDGE, Mass. – February 10, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative drug discovery and development company, today announced that it has commenced clinical development of its fourth internally discovered drug candidate, IPI-940, a novel inhibitor of the enzyme fatty acid amide hydrolase, or FAAH. In addition, Infinity announced progression of its oncology programs consistent with its 2010 guidance, and 2009 financial results.

“We believe we are well positioned to show the impact that all four of our clinical candidates can have in patients’ lives,” added Adelene Q. Perkins, president and chief executive officer. “Infinity is financially strong, with a cash runway into 2013. We remain focused on using this strength to continue building Infinity’s product pipeline through investment in internal and potential external opportunities.”

IPI-940, a potential treatment for a broad range of neuropathic and inflammatory pain conditions, is a selective, orally available inhibitor of FAAH. Inhibitors of FAAH have the ability to potentiate the magnitude and duration of the body’s endogenous analgesic agents through their effects on the endocannabinoid system. Infinity is developing IPI-940 under its strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited.

The Phase 1 program includes single- and multiple-ascending dose studies conducted in healthy, adult volunteers. The objectives of the Phase 1 program are to evaluate the safety, tolerability, and pharmacokinetic and pharmacodynamic properties of IPI-940. After Phase 1 investigation, Purdue and Mundipharma will have the right to assume worldwide development and commercialization activities under Infinity’s FAAH program, with Infinity becoming entitled to royalties of up to 20% on products arising from this program.

“The initiation of this study is an important milestone for Infinity. We believe our ability to rapidly progress IPI-940 into clinical development is a testament to the breadth of Infinity’s drug discovery and development capabilities,” stated Julian Adams Ph.D., president of research and development and chief scientific officer. “We are excited to expand our clinical stage pipeline with IPI-940, which has the potential to enhance the body’s endogenous pain relief system — an area where there is a major unmet medical need. We look forward to rigorously developing IPI-940, as well as our pipeline of innovative anti-cancer agents, in 2010.”

Full Year 2009 Financial Highlights

•	At December 31, 2009, Infinity had total cash, cash equivalents, and available-for-sale securities of $130.7 million.

•

Total revenues for 2009 were $49.5 million, comprised of $46.5 million for reimbursed R&D services and $3.0 million from the amortization of deferred revenue associated with the grant of licenses under Infinity’s strategic alliance with Purdue and Mundipharma. This alliance encompasses development of Infinity’s Hedgehog pathway and FAAH inhibitor programs, as well as all of Infinity’s discovery activities.

•

R&D expense for 2009 was $77.9 million. Reimbursed R&D expenses related to Infinity’s alliance with Purdue and Mundipharma for the year are recorded as R&D expense, as well as collaborative R&D revenue. The primary driver of the remaining R&D expense was Infinity’s investment in the development of its Hsp90 chaperone inhibitor program.

•	G&A expense for 2009 was $19.5 million.

•	Net loss for 2009 was $32.5 million, and basic and diluted loss per common share was $1.25.

Fourth Quarter 2009 Financial Highlights

•

Total revenue for the fourth quarter of 2009 was $13.2 million, comprised of $12.5 million for reimbursed R&D services and $0.7 million from the amortization of deferred revenue associated with the grant of licenses under Infinity’s strategic alliance with Purdue and Mundipharma.

•

R&D expense was $17.4 million for the fourth quarter of 2009. All $12.5 million in reimbursed expenses related to Infinity’s alliance with Mundipharma and Purdue for the quarter are recorded as R&D expense, as well as collaborative R&D revenue. The primary driver of the remaining R&D expense was Infinity’s investment in the development of its Hsp90 chaperone inhibitor program.

•	General and administrative expense was $3.9 million for the fourth quarter of 2009.

•	Infinity’s net loss for the fourth quarter of 2009 was $7.9 million. Basic and diluted loss per common share was $0.30.

Financial Guidance

Based on its 2010 R&D and business objectives, Infinity anticipates a cash burn of between approximately $25-35 million during 2010 and estimates a year-end cash and investments balance of between $95-105 million. This amount does not include any amounts that Infinity may draw under the $50 million line of credit available from Purdue Pharma L.P. This financial position enables Infinity to achieve key development milestones and evaluate external opportunities to strategically enhance its pipeline.

Conference Call on Wednesday, February 10, 2010, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Wednesday, February 10, 2010, at 4:30 p.m. EST to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-800-324-5531 (domestic) and 1-719-325-2359 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of Infinity’s anti-cancer agents and IPI-940, estimates of 2010 financial performance, the expectation that Infinity will have capital to support its current operating plan into 2013, and the expectation that Infinity will conduct further clinical development of its anti-cancer pipeline and IPI-940 in 2010. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that they will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2009	December 31, 2008

Cash, cash equivalents and available-for-sale securities, including long term	$130,736,513	$126,771,687
Other current assets	3,567,027	9,846,179
Property and equipment, net	5,694,150	5,320,439
Loan commitment asset from Purdue entities	16,020,075	17,319,000
Other long-term assets	1,300,068	1,360,203

Total assets	$157,317,833	$160,617,508

Current liabilities	$12,978,125	$16,030,742
Deferred revenue from Purdue entities, less current portion	35,855,463	21,939,251
Other long-term liabilities	2,224,713	2,352,048
Total stockholders’ equity	106,259,532	120,295,467

Total liabilities and stockholders’ equity	$157,317,833	$160,617,508

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Collaborative research and development revenue:
From Purdue entities	$13,168,714	$2,882,541	$49,538,714	$2,882,541
Other	—	64,166,667	—	80,558,125

Operating expenses:
Research and development	17,403,475	16,437,319	77,856,836	47,466,410
General and administrative	3,874,470	5,602,118	19,456,341	16,836,541

Total operating expenses	21,277,945	22,039,437	97,313,177	64,302,951

Income (loss) from operations	(8,109,231)	45,009,771	(47,774,463)	19,137,715

Other income/(expense):
Interest expense	(433,241)	(1,568)	(1,300,184)	(21,368)
Income from NIH reimbursement	—	—	1,745,386	—
Income from residual funding after reacquisition of Hsp90 program	—	1,195,586	12,450,000	1,195,586
Interest and investment income	308,688	568,058	2,044,430	3,342,424

Total other income/(expense)	(124,553)	1,762,076	14,939,632	4,516,642

Income (loss) before income taxes	$(8,233,784)	$46,771,847	$(32,834,831)	$23,654,357
Income taxes	329,566	—	329,566	—

Net income (loss)	$(7,904,218)	$46,771,847	$(32,505,265)	$23,654,357

Earnings (loss) per common share:
Basic	$(0.30)	$2.15	$(1.25)	$1.17

Diluted	$(0.30)	$2.11	$(1.25)	$1.14

Weighted average number of common shares outstanding:

Basic	26,198,415	21,766,857	26,096,515	20,236,743

Diluted	26,198,415	22,183,541	26,096,515	20,765,536

# # #